Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statement (No. 333-272785) on Form F-3 of our report dated April 12, 2023, with respect to the consolidated financial statements of CMB.TECH NV (formerly known as Euronav NV). /s/ Herwig Florent Henri Carmans Bedrijfsrevisor / Réviseur d’Entreprises KPMG Bedrijfsrevisoren BV / KPMG Réviseurs d’Entreprises SRL Zaventem, Belgium April 9, 2025